Exhibit 99.1

MAXIMUS REPORTS SECOND QUARTER RESULTS

- Second Quarter Revenue of $179.8 Million -

(RESTON, Va. – May 3, 2006) – MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fiscal second quarter ended March 31, 2006.

Quarterly highlights include:

•                  Second quarter revenue grew 17% over last year to $179.8 million,

•                  Net income for the second quarter was $8.9 million, or $0.41 per diluted share, which includes $0.02 of legal and settlement expenses,

•                  Days Sales Outstanding improved to 97 days at March 31, 2006,

•                  MAXIMUS generated cash from operations of $11.4 million in the quarter,

•                  Cash, cash equivalents and marketable securities totaled $175.1 million at March 31,

•                  Sales pipeline totaled $1.3 billion at May 2, 2006.

Revenue for the second quarter ended March 31, 2006 grew 17% to $179.8 million versus $154.1 million reported in the same period a year ago. The year-over-year revenue increase was driven principally by new work and contract expansion in the Operations Segment.

Beginning in the first quarter of fiscal 2006, the Company implemented FAS 123(R) on a prospective basis. As a result, net income in the second quarter of fiscal 2006 was $8.9 million, or $0.41 per diluted share, including the $0.02 and $0.04 impacts of legal and settlement expense and option expense, respectively. This compares to the same period last year of $9.5 million in net income, or $0.44 per diluted share and $0.39 per diluted share on an options-adjusted basis.

Richard Montoni, Chief Executive Officer, commented, “Financial results for the second quarter were as expected, excluding the legal and settlement expenses of $0.02. I’m pleased to be back at MAXIMUS and my return demonstrates my commitment to our clients, employees and shareholders. MAXIMUS enjoys a solid footing in the market and the potential for long-term growth is substantial.”

Consulting

Consulting Segment revenue for the second quarter, which represented 15% of total Company revenue, increased 11.8% to $26.4 million versus revenue of $23.6 million reported for the same period last year. Consulting Segment operating income for the second quarter increased to $3.0 million with an operating margin of 11.3% versus operating income of $1.9 million (which excludes stock option expense) in the same period last year. Revenue and income growth were driven by the Financial Services business as a result of approved revenue maximization claims and a child welfare compliance contract that was at full project capacity but is expected to ramp down in the remainder of the year.

Systems

Second quarter Systems Segment revenue, which represented 18% of total Company revenue, totaled $32.2 million versus $32.6 million reported in the second quarter of last year. Systems Segment operating income for the second quarter was $0.3 million with an operating margin of 0.9%, compared to operating income of $2.0 million (which excludes stock option expense) and operating margin of 6.0% for the same period last year. The decline in operating income compared to last year was primarily due the performance on a large system implementation project. This project is expected to improve with the commencement of new phases in the second half of the year. As a result, the Company expects improved financial results for this segment in the second half of fiscal 2006.

Operations

Operations Segment revenue for the second quarter increased 23.8% to $121.2 million, which represented 67% of total Company revenue, compared to $97.9 million reported in the second quarter of last year. Revenue growth was driven principally by the British Columbia Health Operations project which launched on April 1, 2005, $4.1 million of non-recurring hardware revenue related to a voter contract, and new work in the Health, Workforce Services and the Federal business lines. Operating income for the second quarter was $10.5 million with an operating margin of 8.7%, compared to the same period a year ago of $10.6 million (which excludes stock option expense) and operating margin of 10.9%. Second quarter operating margin declined on a year-over-year basis as a result of the British Columbia project and the losses incurred on the Texas project. On a sequential basis operating margin increased 280 basis points over the first quarter of fiscal 2006 driven by new work and the profitability improvement in the British Columbia project which remains on track for continued progress for the remainder of the year.

Sales and Pipeline Activity

Year-to-date signed contract wins through May 2, 2006 totaled approximately $292 million, compared to $628 million reported at May 3, 2005, which included the $268 million British Columbia award. New contracts pending at May 2, 2006 (awarded but unsigned) totaled $135 million compared to $452 million reported for the same period last year. Sales opportunities at May 2, 2006 totaled $1.3 billion (consisting of $494 million in proposals pending, $144 million in proposals in preparation, and $682 million in proposals tracking) compared to $1.1 billion reported at May 3, 2005.

Cash Flows, Liquidity and Dividend

The Company generated cash from operations totaling $11.4 million in the second quarter. At March 31, 2006, cash, cash equivalents, and marketable securities totaled $175.1 million. During the quarter, the Company repurchased approximately 138,700 shares of common stock and had approximately $24.4 million available at March 31, 2006, for future stock repurchases under its share repurchase program. The Company paid a quarterly cash dividend of $0.10 per share on February 28, 2006.

Outlook and Conclusion

For fiscal 2006, the Company still expects revenue in the range of $710 million to $725 million, however the Company is revising its GAAP earnings per diluted share to a range of $1.80 to $1.87. The Company believes this to be a prudent and conservative approach that considers reduced contributions from the Texas project and the timing of licenses and contingency-based work.

Mr. Montoni concluded, “My focus for the near-term is to optimize our existing business including improved project execution with an emphasis on quality and accountability. While we will aggressively pursue new business opportunities in an effort to continue to build our sales pipeline, we will be redirecting our sales efforts towards winning more profitable business and will be less volume driven in our approach.”

The Company will host a conference call on Thursday, May 4, 2006, at 9:00 A.M. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050(Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available until Friday, May 12,  2006. Callers can access the replay by dialing:

Replay: 800.207.7077 or 913.383.5767

PIN: 4504

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 280 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2005	March 31, 2006
		(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$59,073	$38,436
Marketable securities	119,290	136,665
Restricted cash	2,193	2,034
Accounts receivable – billed, net of reserves of $6,013 and $7,336	124,477	139,633
Accounts receivable – unbilled	43,774	46,223
Deferred income taxes	—	7,102
Prepaid expenses and other current assets	7,270	6,844
Total current assets	356,077	376,937

Property and equipment, net	31,156	32,885
Capitalized software, net	23,953	25,355
Deferred contract costs, net	22,162	33,675
Goodwill	86,832	86,832
Intangible assets, net	7,756	6,738
Other assets, net	6,626	6,718

Total assets	$534,562	$569,140

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,151	$46,825
Accrued compensation and benefits	26,828	23,826
Deferred revenue	32,898	47,435
Income taxes payable	4,695	5,128
Deferred income taxes	277	—
Current portion of capital lease obligations	1,502	1,532
Other accrued liabilities	3,386	2,267
Total current liabilities	107,737	127,013
Capital lease obligations, less current portion	3,606	2,833
Deferred income taxes	17,225	21,830
Other liabilities	40	—

Total liabilities	128,608	151,676

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,451,302 and 21,363,359 shares issued and outstanding at September 30, 2005 and March 31, 2006, respectively	150,883	149,425
Accumulated other comprehensive loss	(522)	(1,038)
Retained earnings	255,593	269,077

Total shareholders’ equity	405,954	417,464

Total liabilities and shareholders’ equity	$534,562	$569,140

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2006	2005	2006
Revenue	$154,051	$179,773	$306,546	$342,499
Cost of revenue	110,336	134,441	218,426	252,421
Gross profit	43,715	45,332	88,120	90,078
Selling, general and administrative expenses	28,373	30,886	57,823	62,450
Legal expense	341	725	440	1,225
Income from operations	15,001	13,721	29,857	26,403
Interest and other income, net	703	940	803	2,978
Income before income taxes	15,704	14,661	30,660	29,381
Provision for income taxes	6,204	5,791	12,111	11,605
Net income	$9,500	$8,870	$18,549	$17,776

Earnings per share:
Basic	$0.45	$0.41	$0.87	$0.83
Diluted	$0.44	$0.41	$0.86	$0.81

Dividends per share	$0.10	$0.10	$0.10	$0.20

Weighted average shares outstanding:
Basic	21,304	21,421	21,305	21,427
Diluted	21,612	21,888	21,578	21,892

Note: Beginning October 1, 2005, the Company adopted FAS 123 (R) on a prospective basis and commenced expensing stock options. Consequently, selling, general and administrative expense, income from operations, and associated margin percentages for periods prior to adoption may not be comparable to fiscal 2006 data.

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2005	2006

Cash flows from operating activities:
Net income	$18,549	$17,776

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,423	4,475
Amortization	3,519	3,839
Deferred income taxes	6,415	(2,774)
Tax benefit due to option exercises and restricted stock units vesting	1,086	—
Non-cash equity based compensation	555	2,687

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(3,620)	(15,156)
Accounts receivable - unbilled	(5,820)	(2,449)
Prepaid expenses and other current assets	3,210	427
Deferred contract costs	(4,510)	(11,513)
Other assets	452	(459)
Accounts payable	7,392	8,674
Accrued compensation and benefits	47	(3,002)
Deferred revenue	5,533	14,537
Income taxes payable	1,181	432
Other liabilities	(232)	(999)

Net cash provided by operating activities	37,180	16,495

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(651)	—
Purchases of property and equipment	(3,550)	(6,204)
Capitalized software costs	(5,746)	(4,223)
Increase in marketable securities	(35,465)	(17,525)
Other	442	—

Net cash used in investing activities	(44,970)	(27,952)

Cash flows from financing activities:
Employee stock transactions	4,739	4,217
Repurchases of common stock	(7,683)	(9,266)
Payments on capital lease obligations	(816)	(743)
Tax benefit due to option exercises and restricted stock units vesting	—	904
Cash dividends paid	(2,131)	(4,292)

Net cash used in financing activities	(5,891)	(9,180)

Net decrease in cash and cash equivalents	(13,681)	(20,637)

Cash and cash equivalents, beginning of period	91,854	59,073

Cash and cash equivalents, end of period	$78,173	$38,436

MAXIMUS, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2006	2005	2006
Revenue:
Consulting	$23,583	26,368	$47,647	50,003
Systems	32,614	32,229	65,452	68,519
Operations	97,854	121,176	193,447	223,977
Total	$154,051	$179,773	$306,546	$342,499

Gross Profit:
Consulting	$9,717	10,168	$20,137	20,364
Systems	11,500	9,997	25,530	23,867
Operations	22,498	25,167	42,453	45,847
Total	$43,715	$45,332	$88,120	$90,078

Selling, General, and Administrative expense:
Consulting	$7,840	7,192	$15,970	14,852
Systems	9,539	9,719	18,643	19,702
Operations	11,853	14,623	24,673	29,235
Corporate/Other	(859)	(648)	(1,463)	(1,339)
Total	$28,373	$30,886	$57,823	$62,450

Income from Operations:
Consulting	$1,877	$2,976	$4,167	$5,512
Systems	1,961	278	6,887	4,165
Operations	10,645	10,544	17,780	16,612
Consolidating adjustments	859	648	1,463	1,339
Legal expense	(341)	(725)	(440)	(1,225)
Total	$15,001	$13,721	$29,857	$26,403

Note: Beginning October 1, 2005, the Company adopted FAS 123 (R) on a prospective basis and commenced expensing stock options. Consequently, selling, general and administrative expense, income from operations, and associated margin percentages for periods prior to adoption may not be comparable to fiscal 2006 data.